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                                                                    EXHIBIT 99.1


News Release                                                          [WCG LOGO]

Date:             September 20, 2001

Contacts:         News Media
                  Patty McKissick                    WorldCom
                  Williams Communications            1-800-644-NEWS
                  (918) 573-5738

                  Investors
                  Patricia Kraft                              Scott Hamilton
                  Williams Communications            WorldCom
                  (918) 573-0649                              (601) 460-5111


           WILLIAMS COMMUNICATIONS AND WORLDCOM SIGN LETTER OF INTENT
                   TO DEVELOP THREE YEAR BUSINESS RELATIONSHIP

TULSA, OKLA./CLINTON, MISS., - SEPTEMBER 20, 2001 - Williams Communications (NYSE: WCG), a leading broadband provider to bandwidth-centric customers, and WorldCom (NASDAQ:WCOM), the leading global business data and Internet communications provider, have signed a letter of intent to enter a three-year commercial business transaction to purchase network capacity. Both companies are expected to complete the final agreement within the next month.

"When completed, this agreement will give WorldCom an additional option to cost effectively grow its backbone network while providing our customers the broadest array of value add commerce services in the industry," said Fred Briggs, WorldCom chief technology officer.

Likewise, Williams Communications will receive the option to purchase local network capacity from WorldCom in more than 100 major metropolitan cities in the United States, throughout Europe and the Pacific Region.

"WorldCom's broadband geographic reach in the local market provides an excellent complement to Williams Communications' long-haul capabilities. When completed, this arrangement will allow each company to leverage the assets of both companies," said Frank Semple, president of Williams Communications' network unit. "The history between our companies and the substantial number of interconnections already in place makes this relationship a natural fit and provides a strategic advantage in the marketplace."

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Based in Tulsa, Okla., Williams Communications Group, Inc., is a leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and


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broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit www.williamscommunications.com.

ABOUT WORLDCOM

WorldCom, Inc. (Nasdaq: WCOM, MCIT) is a preeminent global communications company for the digital generation, generation d, operating in more than 65 countries with 2000 revenues of approximately $35 billion. WorldCom provides the innovative technologies and services that are the foundation for business in the 21st century. WorldCom's 93,000-mile network spans the globe touching six continents and every major financial business center. For more information, go to http://www.worldcom.com.


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